EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of December 23, 2020, by and between UNIVERSAL HEALTH SERVICES, INC., a Delaware corporation having its principal office at 367 South Gulph Road, King of Prussia, Pennsylvania 19406 (the “Company”) and Marc D. MILLER, residing at 838 Summit Road, Penn Valley, Pennsylvania  19072 (“Mr. Miller”).

WITNESSETH:

WHEREAS, Mr. Miller has been appointed to serve as the Company’s Chief Executive Officer effective as of January 1, 2021; and

WHEREAS, the Company and Mr. Miller now desire to enter into an employment agreement which will provide the terms and conditions of Mr. Miller’s service with the Company as Chief Executive Officer:

NOW, THEREFORE, the parties agree as follows:

1.	Term of CEO Employment.

The phrase “term of CEO employment,” as used in this Agreement, shall mean the period beginning January 1, 2021 and ending on January 1, 2026  subject, however, to earlier termination as expressly provided herein, and subject further to automatic annual renewal for additional one year periods unless either party elects to terminate the term of CEO employment at the end of the initial term or at the end of a renewal term by giving written notice of such termination to the other before January 1, 2025 if the termination date is January 1, 2026 or January 1 of the last annual renewal term (one year notice).

2.	CEO Employment.

The Company agrees to employ Mr. Miller, and Mr. Miller agrees to be employed by the Company, as Chief Executive Officer of the Company during the term of CEO employment.  At all times during the term of CEO employment, Mr. Miller shall be nominated to serve as a member of the Board of Directors (the “Board”) of the Company.

3.	Duties During the Term of CEO Employment.
(a)

Mr. Miller agrees in the performance of his duties as Chief Executive Officer during the term of CEO employment to comply with the policies and directives of the Board (and the board of directors of any subsidiary or subsidiaries of the Company which shall, with the consent of Mr. Miller, at the time employ Mr. Miller).

(b)

Mr. Miller agrees to devote his full time to the performance of his duties hereunder during the term of CEO employment; and Mr. Miller shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder. The parties acknowledge that Mr. Miller presently serves as a member of the board of directors of certain other companies and that, during the term of CEO employment, Mr. Miller will not become a member of the board of directors of any additional companies without the prior written consent of the Board.

(c)

The Company agrees that during the term of CEO employment Mr. Millers’ duties shall be such as to allow him to work and live in the Philadelphia Metropolitan Area, and in no event shall Mr. Miller be required to move his residence from, or operate (except in accordance with past practice) outside of, the Philadelphia Metropolitan Area.

4.	Base Salary and Annual Bonus During Term of CEO Employment.
(a)

During the term of CEO employment, the Company will pay or cause to be paid to Mr. Miller an annual salary. The amount of Mr. Miller’s annual salary will be $1,100,000 for the calendar year ending December 31, 2021 and each calendar year thereafter unless increased by the Board in its discretion. In no event shall the salary be reduced from one year to another.

(b)

For each year during the term of CEO employment, Mr. Miller will have an annual bonus opportunity target equal to 100% of his salary for the year. The amount of the annual bonus (“Annual Bonus”) for any year may be more or less than the target amount and will be determined by the Board, consistent with past practice and based upon such performance measures as are established and communicated to Mr. Miller within ninety days of the beginning of the year. The Annual Bonus for a year will be determined and payable within ninety days after the end of the year.

5.	Reimbursement of Expenses.

During the term of this Agreement, the Company will pay or reimburse Mr. Miller for the payment of all reasonable travel and other expenses incurred or paid by Mr. Miller in connection with the performance of his services under this Agreement in accordance with past practice.

6.	Other Bonuses and Benefits.
(a)

Mr. Miller may also be paid during the term of this Agreement, in addition to the arrangements described herein, such bonuses and other compensation as may from time to time be determined by the Board.

(b)

Mr. Miller shall also be eligible to and shall participate in, and receive the benefits of, any and all profit sharing, pension, bonus, welfare, stock option or insurance plans, or other similar types of benefit plans which may be initiated or adopted by the Company for the benefit of other employees.

7.	Fringe Benefits.

Mr. Miller shall be entitled to and shall receive the following fringe benefits during the term of CEO employment: Health, disability and accident insurance as presently in force or as may be improved by the Board.

8.	Long-Term Equity Incentive Compensation.
(a)

During the period of his service as Chief Executive Officer, Mr. Miller will be eligible to receive annual awards under the Company’s long-term incentive plan(s) (“LTIP”) as in effect from time to time, which will be subject to conditions as are consistent with terms and conditions applicable to LTIP awards made to other senior executives of the Company.

(b)

Vesting of Mr. Miller’s LTIP awards will accelerate upon the occurrence of any of the following events and circumstances: termination of his employment or other service by the Company due to Disability (within the meaning of Section 9) or termination of his employment or other service due to death; (2) termination of his employment or other service by the Company without cause (within the meaning of Section 11(a) of this Agreement); or (3) the termination of his employment or other service at any time by Mr. Miller or the Company under circumstances described in Section 11(b) of this Agreement (relating to termination resulting from the Company’s breach of this Agreement). If Mr. Miller’s employment as CEO ends due to nonrenewal of the initial or a renewal term of CEO employment by the Company, then, at the time such employment ends, Mr. Miller will be fully vested in all then outstanding LTIP awards that were made to him during or before the term of CEO employment.

9.	Disability.

If during the term of CEO employment Mr. Miller shall become physically or mentally disabled, whether totally or partially, so that he is prevented from performing his usual duties for a period of six (6) consecutive months, or for shorter periods aggregating six months  in any twelve-month period, the Company shall, nevertheless, continue to pay Mr. Miller his full compensation, when otherwise due, as provided in this Agreement through the last day of the sixth consecutive month of disability or the date on which the shorter periods of disability shall have equaled a total of six (6) months in any twelve-month period. The Company may, by action of all but two of the members of the Board, at any time on or after such day, by written notice to Mr. Miller (the “Disability Notice”), provided Mr. Miller has not resumed his usual duties prior to the date of the Disability Notice, terminate (as of the first day of the month following the date of the Disability Notice, provided that Mr. Miller shall also be paid a pro rata portion of the Annual Bonus which would otherwise have been payable for such fiscal year in which the Disability Notice is given) the compensation otherwise payable to Mr. Miller during the term of CEO employment and pay to Mr. Miller the Disability Payment. The Disability Payment shall mean the payment by the Company to Mr. Miller of a sum equal to one-half of Mr. Miller’s base salary paid under Section 4 hereof at the date of the Disability Notice, payable in twelve equal monthly installments beginning during the calendar month after the date of the Disability Notice. The amount of the pro rata Annual Bonus will be payable to Mr. Miller in cash when the Annual Bonus for the year of termination would otherwise have been paid if Mr. Miller’s employment had not terminated.

10.	Death.
(a)

If Mr. Miller shall die during the term of this Agreement, this Agreement shall terminate as of the last day of the month of Mr. Miller’s death except as set forth in subsection (b) of this Section 10.

(b)

Anything to the contrary notwithstanding, the Company shall pay to Mr. Miller’s beneficiary a pro rata portion of the Annual Bonus which would otherwise have been payable to Mr. Miller for the fiscal year in which he died, which pro rata portion shall be determined as of the last day of the month of Mr. Miller’s death, together with any items of reimbursement or salary owed to Mr. Miller as of the date of his death. For the purpose of the preceding sentence, Mr. Miller’s beneficiary shall be deemed to be his surviving spouse, if any, or, if none, his estate. Payment of such amounts will be made to Mr. Miller’s beneficiary as soon as practicable after the date of his death, but no later than March 15 of the following year. In addition, the Company shall file claims and take other appropriate action with respect to any life insurance policies maintained on Mr. Miller’s life by the Company for which Mr. Miller had the right to designate the beneficiary.

11.	Termination.
(a)

Discharge for Cause. The Company recognizes that during the many years of Mr. Miller’s employment by the Company, the Company has become familiar with Mr. Miller’s ability, competence and judgment. The Company acknowledges, on the basis of such familiarity, that Mr. Miller’s ability, competence and judgment are satisfactory to the Company. Mr. Miller is continuing his employment with the Company hereunder in reliance upon the foregoing expression of satisfaction by the Company. It is therefore agreed that “discharge for cause” shall include discharge by the Company on the following grounds only:

(i)	Mr. Miller’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries; or
(ii)

Mr. Miller’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of any other crime (whether or not involving the Company or its subsidiaries) which constitutes a felony in the jurisdiction involved; or

(iii)

Mr. Miller’s continuing repeated willful failure or refusal to perform his duties as required by this Agreement, provided that discharge pursuant to this subparagraph (iii) shall not constitute discharge for cause unless Mr. Miller shall have first received written notice from the Board apprising him of such failure and refusal and affording him an opportunity, as soon as practicable, to correct the acts or omissions complained of.

In the event that Mr. Miller shall be discharged for cause, all salary and other benefits payable by the Company under this Agreement in respect of periods after such discharge shall terminate upon such discharge, but any benefits payable to or earned by Mr. Miller with respect to any period of his employment or other service prior to such discharge shall not be terminated by reason of such discharge. Anything in the foregoing to the contrary notwithstanding, if Mr. Miller is convicted of any crime set forth in either Section 11(a)(i) or 11(a)(ii) above, the Company may forthwith suspend Mr. Miller without any compensation and choose a new person or persons to perform his duties hereunder during the period between conviction and the time when such conviction, through lapse of time or otherwise, is no longer subject to appeal; provided, however, that if Mr. Miller’s conviction is subsequently reversed (i) he shall promptly be paid all cash compensation and minimum long term incentive compensation to which he would otherwise have been entitled during the period of suspension, together with interest thereon (which interest shall be calculated at a rate per annum equal to the rate of interest payable on the date of such reversal on money judgments after entry thereof under the laws of the Commonwealth of Pennsylvania), and (ii) the Company shall have the right (exercisable within sixty (60) days after such reversal) but not the obligation to restore Mr. Miller to active service hereunder at full compensation. If the Company elects not to restore Mr. Miller to active service after reversal of a conviction, Mr. Miller shall thereafter be paid the full compensation which would otherwise have been payable during the balance of the term of CEO employment as if Mr. Miller’s employment had continued, and Mr. Miller shall be entitled to obtain other employment, subject however to an obligation to perform occasional consulting services at his reasonable convenience to the Company so long as he is receiving compensation pursuant to the terms of this Agreement, (ii) the continued application of the covenants provided in Section 12 and (iii) the condition that, if Mr. Miller does obtain other employment, his total compensation therefrom (whether paid to him or deferred for his benefit) shall reduce, pro tanto,  any amount which the Company would otherwise have been required to pay him pursuant to this subparagraph.

(b)

Breach by Company. If Mr. Miller shall terminate his employment or other service with the Company because of a material change in the duties of his office or any other breach by the Company of its obligations hereunder, or in the event of the termination of Mr. Miller’s employment by the Company without cause or otherwise in breach of this Agreement, Mr. Miller shall, except as otherwise provided herein, continue to receive all of the cash compensation and minimum long term incentive compensation provided hereunder and shall be entitled to all of the benefits otherwise provided herein, during the term of this Agreement notwithstanding such termination and Mr. Miller shall have no further obligations or duties under this Agreement. If Mr. Miller is entitled to receive payments under this subparagraph, he shall not be required to seek other employment in order to mitigate his damages hereunder; provided, however, that if Mr. Miller does obtain other employment, his total compensation therefrom, whether paid to him or deferred for his benefit, shall reduce, pro tanto, any amount which the Company would otherwise be required to pay to him pursuant to this subparagraph.

(c)

Notwithstanding anything to the contrary contained herein, the Board will condition severance payments or benefits otherwise payable under this Agreement upon the execution and delivery by Mr. Miller (or Mr. Miller’s beneficiary) of a general release in favor of the Company, its affiliates and their officers, directors and employees, in such form as the Board may reasonably prescribe within five days after the termination of Mr. Miller’s employment, fully taking into account Mr. Miller’s rights hereunder, provided, however, that no such release will be required as a condition of Mr. Miller’s (or the beneficiary’s) entitlement to any accrued compensation. In order to satisfy the release condition, Mr. Miller must deliver an executed copy of the release to the Company and the release must become irrevocable no more than 65 days after the date his employment terminates. Payments and benefits that are conditioned upon the execution and delivery of a release will be deferred until the date the release becomes irrevocable, provided that, if the 65-day release return period ends in a subsequent calendar year, such payments and benefits will be deferred until the later of the date the release becomes irrevocable or January 2 of such subsequent calendar year. For the purposes of the foregoing, the release will be deemed to be irrevocable at the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period in effect on the effective date of the termination of Mr. Miller’s employment.

12.	Restrictive Covenants.
(a)

Mr. Miller agrees that he will not during the term of this Agreement, directly or indirectly, own, manage, operate, join, control, be controlled by, or be connected in any manner with any business of the type conducted by the Company or render any service or assistance of any kind to any competitor of the Company or any of its subsidiaries; provided, however, that (i) in the event Mr. Miller terminates his employment with the Company as result of a material breach by the Company of any of its obligations hereunder or in the event the Company discharges Mr. Miller without cause, Mr. Miller shall continue to be bound by the restrictions of this Section 12 only if Mr. Miller is receiving the compensation payable to him in accordance with Section 11(b) hereof and (ii) in the event the Company discharges Mr. Miller for cause, Mr. Miller shall be bound by the restrictions of this Section for a period of one year following such discharge.

(b)

During the period of his service under this Agreement and for one year thereafter, Mr. Miller will not, directly or indirectly, solicit or induce any individual who is or who, within the preceding six months, was employed by the Company or any of its affiliates to leave such employment and to become an employee of any other person, firm or entity in which Mr. Miller has an interest, financial or otherwise.

(c)

During the period of his service under this Agreement and thereafter, Mr. Miller will not disparage the Company or any of its affiliates, including any of their respective officers, directors and employees, and neither the Company nor any of its affiliates and any of their respective officers, directors and employees will disparage Mr. Miller, in either case in a manner which is intended to cause damage to the business, reputation or assets of the other.
13.	Binding Effect.

Except as otherwise provided for herein, this Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors in interest and assigns of the parties hereto.

14.	Income Tax Matters.
(a)	The payment of any amount pursuant to this Agreement shall be subject to all applicable tax withholding.
(b)

It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and the regulations thereunder so as not to subject Mr. Miller to the imposition of any tax, penalty or interest under Section 409A. This Agreement will be construed and administered accordingly. Toward that end:

(i)

Any reference to Mr. Miller’s termination of employment or terms of like import shall be deemed to refer to a “separation from service” (within the meaning of Section 409A and the regulations thereunder) if and to the extent such reference applies to a payment that is required to be made under this Agreement and that constitutes deferred compensation covered by Section 409A. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

(ii)

In the event Mr. Miller is a “specified employee” (within the meaning and for purposes of Section 409A) on the date of his termination of employment, any payment that is subject to Section 409A and that is payable to Mr. Miller in connection with the termination of his employment, shall be delayed until the date that is six months after the date of such termination of employment (or, if earlier, until the date of Mr. Miller’s death), at which time Mr. Miller (or his beneficiary, as the case may be) shall receive a catch-up payment of the amounts that otherwise would have been paid in the absence of such delay.

(iii)

To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement are subject to Section 409A, (A) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided that this clause (A) will not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect); (B) reimbursement of any such expense shall be made no later than December 31 of the year following the calendar year in which such expense is incurred; and (C) the Mr. Miller’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

15.	Recoupment.

Mr. Miller’s rights with respect to any bonus award or LTIP award based upon the performance of the Company shall in all events be subject to (a) any right that the Company may have under any Company recoupment and/or forfeiture policy adopted by the Company at any time generally applicable to executive officers of the Company, and (b) any right or obligation the Company may have regarding the claw back of “incentive-based compensation” under the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable securities law or the listing requirements of any national securities exchange on which the Company’s Shares are listed.

16.	Notices.

All notices provided for herein to be given to any party shall be in writing and signed by the party giving the notice and shall be deemed to have been duly given if mailed, registered or certified mail, return receipt requested, as follows:

(i)	If to Mr. Miller:

838 Summit Road

Penn Valley, Pennsylvania, 19072

(ii)	If to Company:

367 South Gulph Road

King of Prussia,

Pennsylvania 19406

Attention: Secretary

Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party.

17.	Amendment, Modification and Waiver.

The terms, covenants, representations, warranties or conditions of this Agreement may be amended, modified or waived only by a written instrument executed by the parties hereto, except that a waiver need only be executed by the party waiving compliance. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in anyone or more instances shall be deemed to be or construed as a waiver of any other condition or breach of any other term, covenant, representation or warranty of this Agreement.

18.	Governing Law.

This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed therein.

19.	Entire Agreement.

This Agreement contains the entire agreement of the parties relating to the subject matter herein contained and supersedes all prior contracts, agreements or understandings between and among the parties, except as set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNIVERSAL HEALTH SERVICES, INC.

By:  /s/ Steve Filton

Executive Vice President and Chief Financial Officer

/s/ Marc D. Miller